Exhibit 99.1

NEWS RELEASE

Timken Board of Directors Elects Maria A. Crowe,

Eli Lilly’s President, Manufacturing Operations

NORTH CANTON, Ohio: Nov. 14, 2014 — The Timken Company’s (NYSE: TKR; www.timken.com) board of directors has elected Maria A. Crowe a director of the company for a term that expires at its May 2015 annual meeting. The election brings The Timken Company board to 11 directors.

Crowe currently serves as president of manufacturing operations for Eli Lilly and Company (NYSE: LLY), a $23 billion global healthcare leader based in Indianapolis. Lilly, a leading innovation-driven corporation, applies the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations to develop its growing portfolio of pharmaceutical products. Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs.

“We’re delighted to add Maria to our board. Her extensive experience in manufacturing, sourcing and procurement aligns well with our focus on operational excellence,” said John M. Timken, Jr., chairman of the Timken board of directors. “Like Lilly, we believe in the power of innovation at Timken, and expect that Maria will offer great insight as we continue to focus on expanding our product lines and driving profitable growth.”

Crowe joined Lilly in 1982 and since 2012 has led Lilly’s global manufacturing network comprised of more than 20 sites on five continents. She also is responsible for Lilly’s contract manufacturing organization. Previously, Crowe was senior vice president for global drug product manufacturing, which included emerging markets manufacturing, external drug-product operations and distribution. She also served as vice president for drug product manufacturing in the U.S. and Latin America; was general manager of the Kinsale, Ireland, plant; served as general manager of Lilly del Caribe in Puerto Rico, and was plant manager of the Elanco manufacturing plant in Tippecanoe, Ind.

She holds a bachelor’s degree in industrial management from Purdue University and serves on Purdue’s Krannert School of Management Dean’s Advisory Council.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for its quality products and collaborative technical sales model, Timken posted $3 billion in sales in 2013. With approximately 17,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Media Contact: Gloria Irwin Communications Manager 4500 Mount Pleasant St. N.W. North Canton, OH 44720 U.S.A. Telephone: 234.262.3514 mediarelations@timken.com	Investor Contact: Steve Tschiegg Director – Capital Markets & Investor Relations 4500 Mount Pleasant St. N.W. North Canton, OH 44720 U.S.A. Telephone: 234.262.7446 Steve.tschiegg@timken.com